                                  EXHIBIT 4.1

                         JACOBS ENGINEERING GROUP INC.

                       1989 EMPLOYEE STOCK PURCHASE PLAN

                           (As Amended and Restated)

     1.  Purposes of the Plan.

     This Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by employees of Jacobs Engineering Group Inc. (the "Company") and certain subsidiaries of the Company. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

     2.  Administration.

     The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not less than three (3) members of the Board. Unless and until its members are not qualified to serve on the Committee pursuant to the provisions of the Plan, the Compensation Committee of the Board shall function as the Committee. Members of the Committee shall be members of the Board who are not eligible to participate under the Plan or any other plan of the Company or its affiliates authorizing discretionary grants or awards of stock, stock options or stock appreciation rights and who have not been eligible to so participate for at least one (1) year prior to service as an administrator of the Plan. Eligibility requirements for members of the Committee shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") or any successor rule or regulation. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan except as otherwise provided in this Plan. The Committee is authorized to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations for the administration of the Plan, and to take any other action in connection with the administration of the Plan and Options granted hereunder that it deems proper.

     3.  Grant of Options.

     (a) The Company shall grant to all Eligible Employees Options ("Options") to purchase Common Stock of the Company ("Shares") in accordance with this Plan. All employees granted Options under the Plan shall have the same rights and privileges.

     (b) The Options granted under this Plan shall be granted effective only on the first day of a six month election period referred to in Paragraph 5 of the Plan ("Election Period"). No Option shall be treated as granted prior to the first day of such Election Period.

     4.  Eligible Employees.

     (a) The employees eligible to receive Options under the Plan ("Eligible Employee") shall be all employees of the Company and all corporations that now are or hereafter become domestic United States subsidiary corporations (as defined in Section 424(f) of the Code) and all employees of any foreign subsidiary corporation designated from time to time by the Board of Directors. The Board of Directors of the Company may change the designation of the subsidiaries participating in the Plan ("participating subsidiaries") at any time.

     (b) However, the following employees shall not be Eligible Employees under the Plan:

         (i)    Employees who normally work fewer than 20 hours per week;

         (ii) Employees who normally work five or fewer months during the fiscal year of the Company;

         (iii) Employees who have completed less than one year of employment by the Company or a participating subsidiary of the Company; and

         (iv) Employees who are not actively employed by the Company at the beginning of a six month Election Period, including employees who are on disability leave or leave of absence.

     (c) Employees of participating subsidiaries that have become subsidiaries by reason of having been acquired by the Company or a subsidiary and companies that have been merged with the Company or a subsidiary shall, in the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company.

     (d) Any employee who would own more than five percent of the Common Stock in the Company immediately after an Option under this Plan is granted shall also be excluded from eligibility. Stock that the employee may purchase under all outstanding stock options granted to him or her by the Company shall be treated as stock owned by the employee for such purposes, even though the option is not presently exercisable.

     5.  Exercise of Option

     (a) An Eligible Employee may exercise his or her Option to acquire Common Stock by completing a Payroll Deduction Authorization Form in such form as shall have been approved from time to time by the Committee. The election to exercise the Option shall be effective for a six month election period. The six month Election Periods shall be from September 1 to February 28/29, and from March 1 to August 31 of each year. An Eligible Employee's election to participate in this Plan shall be irrevocable during each Election Period.

     (b) Eligible Employees who have elected to exercise their Options for any Election Period are sometimes referred to as "Participants" in this Plan.

     (c) In no event may an Option be exercised later than the period of time specified in Section 423(b)(7)(B) of the Code. Except as otherwise provided in Paragraph 12, an Option shall be treated as exercised on the last day of the six month Election Period.

     6.  Payment of Purchase Price.

     (a) Each Participant shall pay for the stock subject to his or her option with after-tax salary reduction contributions. The Company shall reduce each Participant's salary or wages by any whole percentage from 2% to 15% of basic compensation. A Participant's basic compensation shall include only regular fixed basic compensation, and shall not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution.

     (b) Each Participant shall specify the amount of salary reduction on a Payroll Deduction Authorization Form to be furnished by the Company. The salary reduction contributions shall continue throughout the six month Election Period.

     (c) The Company shall begin salary reductions during the pay periods as close as practicable to each March 1 and September 1 of each year and shall cease such reductions during the pay periods as close as practicable to each February 28/29 and August 31 of each year.

     (d) As soon as practicable after the end of each six month Election Period, the Company shall issue to the Participants who have exercised their Options Common Stock of the Company at the prices specified in Paragraph 8 of this Plan. The number of Shares purchased shall be based upon the aggregate amount of salary reduction contributions during the six month Election Period plus any excess contributions carried forward from any previous Election Period. No interest shall accrue on the salary reduction contributions.

     7.  Fractional Shares.

     The Company shall not issue or transfer fractional Shares under the Plan. In the event that the amount of salary reduction contributions of any employee is not exactly equal to the purchase price for a whole number of Shares, then any excess amount shall be used to purchase additional Shares during the next six month Election Period, or refunded to the Participant without interest if the Participant is not, for any reason, a Participant in the Plan during the next six month Election Period.

     8.  Purchase Price.

     (a) The purchase price for the Shares shall be the lower of (a) 90% of the fair market value of the Shares on the first day of a six month Election Period for which an Option has been exercised, or (b) 90% of the fair market value of the Shares on the last day of such Election Period; provided, however, that the Committee may at such time as it deems such change desirable and in the best interests of the Company, approve, in lieu of the foregoing formula for determining the exercise price of Options under this Plan, the fair market value of the Shares on the last day of the Election Period multiplied by any percentage figure from 85% to 100% as selected by the Committee. Such approval may be for one or more Election Periods and shall remain in effect until changed by the Committee.

     In no event, however, may the Committee select a purchase price that would be lower than that allowed under Section 423(b)(6) of the Code or any successor section.

     (b) The fair market value for such purposes shall be the closing price of the Shares on the composite transactions report of the national securities exchange on which the Shares are then listed for the day on which the value is to be determined. If such date is a Saturday, Sunday, legal holiday or other date on which such exchange is closed, then the fair market value shall be determined as the closing price on the first immediately preceding trading date.

     9.  Stock Subject to the Plan.

     The total number of Shares of Common Stock authorized to be issued under this Plan is 5,406,777 Shares, subject to adjustment as provided in Paragraph
17. These Shares may be authorized but unissued Shares, or issued Shares which have been reacquired by the Company from any person.

     10. Maximum Amount of Option Stock.

     (a) The maximum fair market value of Shares that an employee may accrue the right to purchase under the Plan and any other employee stock purchase plan of the Company or any subsidiary in any calendar year may not exceed $25,000 or such greater amount as Section 423(b)(8)(C) of the Code, or any successor section, may hereafter allow. The fair market value of the Shares for such purposes shall be determined on the first day of each six month Election Period.

     (b) The maximum number of Shares that a Participant may purchase for any six month Election Period shall be determined on the first day of each Election Period and shall be based upon the assumption that the Participant's basic compensation will not change after such first day of the Election Period. The maximum number of shares shall be equal to the product obtained by multiplying
(a) the quotient obtained by dividing 15% of the total basic compensation to be earned by the Participant during the six month Election Period by an amount equal to 90% of the fair market value of the Common Stock on the first day of the Election Period by (b) one and one-half (1 1/2). Subject to the limitation contained in the first paragraph of this Paragraph 10, any excess withholdings resulting from this limitation shall be used to buy Common Stock during the next six month Election Period or refunded to the employee without interest in the event that the employee does not elect to purchase Common Stock during the next six month Election Period.

     11. Restrictions on Transferability.

     A Participant may not transfer an Option other than by will or the laws of descent and distribution. Only the Participant may exercise an Option during his or her lifetime.

     12. Termination of Employment.

     In the event that a Participant ceases to be employed by the Company or a participating subsidiary for any reason, including death, disability, retirement or voluntary or involuntary termination, then the Participant's rights under the Plan shall terminate. Except as provided in Paragraph 13, below, the Company shall refund to the Participant without interest the salary reduction contributions made by the Participant during the Election Period in which termination occurs.

     13. Designation of Beneficiary.

     (a) A Participant may file, in a manner prescribed by the Committee, a written designation of a beneficiary who is to receive any Shares or cash under this Plan in the event of such Participant's death. If a Participant's death occurs subsequent to the end of an Election Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, such Shares and any remaining balance of cash shall be delivered to such beneficiary (or such other person as set forth in Section 13(b)) as soon as administratively practicable after the Company receives notice of such

Participant's death and the Participant's Option shall terminate. If a Participant's death occurs at any other time, the balance of such Participant's contributions shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Company receives notice of such Participant's death and such Participant's Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective.

     (b) Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee. If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, then the Participant's surviving spouse, if any, shall be deemed to be the beneficiary. If a Participant dies without a surviving spouse and with no validly designated beneficiary under this Plan who is living at the time of such Participant's death, the Company shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its discretion, may deliver such Shares and/or cash to any one or more dependents or relatives of the Participant, or if no dependent or relative is known to the Company, then to such other person as the Committee deems appropriate.

     14. Rights as a Stockholder.

     No Participant shall have any rights as a stockholder as to Shares being purchased during any six month Election Period until after the end of such six month Election Period when the Common Stock has actually been issued to the Participant. No adjustment shall be made or additional amount paid as a result of dividends or other rights for which the record date is prior to the date of such issuance.

     15. Listing, Registration and Qualification of Shares.

     The issuance of Shares under this Plan shall be subject to applicable securities and other laws, including listing of the Shares on all stock exchanges on which the Shares may be, from time to time, listed and the registration of the Shares and Options under the Securities Act of 1933.

     16. Term of the Plan.

     The term of the Plan shall be for a period commencing on March 1, 1989 and ending on March 31, 2009.

     17. Amendments.

     (a) The Board may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part, from time to time and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Plan under the laws of various countries (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the stockholders of the Company; provided, however, that no action shall be taken without the approval of the stockholders of the Company to increase the number of Shares of Stock on which Options may be granted, or materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, or withdraw administration from the Committee, or permit any person while a member of the Committee to be eligible to receive, other than pursuant to a non-discretionary formula plan, a grant or award of a stock option, a stock appreciation right or other equity security of the Company. Without limiting the foregoing, the Committee may make amendments or adopt rules and procedures applicable or inapplicable only to Participants who are subject to Section 16 of the 1934 Act.

     (b) No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Options affected thereby.

     (c) This Plan is intended to comply with all applicable requirements of Rule 16b-3 or its successors under the 1934 Act, insofar as participants subject to Section 16 of that Act are concerned. To the extent any provision of the Plan does not so comply, and cannot for any reason be amended by the Board, the provision shall, to the extent permitted by law and deemed advisable by the Committee, be deemed null and void with respect to such participants.

     18. Adjustments for Changes in Common Stock.

     (a) In the event of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar event, the Board shall make appropriate and proportionate adjustments, including the substitution and issuance of securities of any successor corporation for the Shares of the Company to be issued under the Plan, to the maximum number of Shares subject to the Plan, and the price per share subject to outstanding Options.

     (b) If the Company is acquired by merger or sale of all or substantially all of the Company's assets or outstanding voting stock, then all outstanding Options under the Plan will automatically be exercised immediately prior to the effective date of such acquisition. The exercise price in such event shall be equal to 90% of the lower of (i) the fair market value per share of the Common Stock on the first day of the Election Period in which such acquisition occurs and (ii) the fair market value per share of the Common Stock immediately prior to the effective date of such acquisition.

     19. Miscellaneous.

     This Plan is subject to all of the requirements of Section 423 of the Code and the regulations thereunder.

     This Plan shall not confer any right on an employee to continue in the employment of the Company or any subsidiary or division of the Company.

     The Company shall not be obligated to issue any Shares under the Plan unless and until there has been compliance with such laws and regulations as the Company deems applicable.